UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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D&E Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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D&E COMMUNICATIONS, INC.

Ephrata, Pennsylvania

Notice of 2009 Annual Meeting

to Shareholders and Participants

in the D&E Communications, Inc. Dividend Reinvestment Plan

and the D&E Communications, Inc. Employee 401(k) Savings Plan

The Annual Meeting of the Shareholders of D&E Communications, Inc. (“the Company” or “D&E”) will be held in accordance with the By-Laws of the Company on Thursday, April 23, 2009, at 10:30 a.m. local time, at the Brossman Business Complex, 124 East Main Street, Ephrata, Pennsylvania 17522. The purposes of the meeting, which are more fully described in the accompanying Proxy Statement, are:

1.	To elect three (3) Class B Directors for a term to expire in the year 2012 (or until their successors are duly elected and qualified);

2.	To ratify the Board of Directors’ selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009; and

3.	To act upon such other business as may be properly brought before the meeting.

Only holders of common stock of record on the books of the Company at the close of business on March 2, 2009, will be entitled to vote at the Annual Meeting or any adjournment thereof.

For those shareholders who are also participants in the D&E Communications, Inc. Dividend Reinvestment Plan (the “DRP”), for which the Company serves as administrator and is the record owner of those shares or the Employee 401(k) Savings Plan, for which Fidelity Investments (“Fidelity”) is the trustee and is the record owner of those shares, you are entitled to direct the Company and/or Fidelity as to how to vote the shares allocated to your account by returning the enclosed Proxy/Voting Instruction Card(s). A copy of the Proxy Statement and the 2008 Annual Report on Form 10-K of the Company are being mailed to you simultaneously. The Board of Directors’ nominees for three Class B directors are set forth in the accompanying Proxy Statement, as well as further information on the foregoing matters.

Only shareholders are invited to attend the Annual Meeting. Proof of ownership of the Company’s common stock, as well as a form of personal identification, may be requested in order to be admitted to the Annual Meeting. If you are a shareholder of record, your name can be verified against our shareholder list. If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the Annual Meeting, you must present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please vote by Internet, telephone or complete, date and sign the enclosed proxy/voting instruction card(s) and return them promptly in the enclosed envelope to BNY Mellon Investor Services, LLC to assure representation of your shares at the meeting. No postage is required if mailed in the United States of America.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 23, 2009: The 2008 Annual Report on Form 10-K and Proxy Statement of D&E Communications, Inc. are available at http://bnymellon.mobular.net/bnymellon/decc.

By Order of the Board of Directors

Thomas E. Morell

Secretary

March 26, 2009

Enclosures

D&E COMMUNICATIONS, INC. PROXY STATEMENT

i

D&E COMMUNICATIONS, INC.

PROXY STATEMENT

Date, Time and Place of Meeting

The Annual Meeting of the shareholders of D&E Communications, Inc. (the “Company” or “D&E”) will be held at 10:30 a.m. on Thursday, April 23, 2009, at the Company’s principal executive offices at the Brossman Business Complex, 124 East Main Street, Ephrata, Pennsylvania 17522 (the “Annual Meeting”).

Only shareholders are invited to attend the Annual Meeting. Proof of ownership of the Company’s common stock, as well as a form of personal identification, may be requested in order to be admitted to the Annual Meeting. If you are a shareholder of record, your name can be verified against our shareholder list. If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the Annual Meeting, you must present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

Purpose of the Meeting

The shareholders will be asked to consider and vote upon the following matters at the meeting:

•	the election of three Class B directors for a term of three years;

•	the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009; and

•	such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Solicitation, Revocability and Voting of Proxies

Proxies in the accompanying form are being solicited by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting. If you grant a proxy, you may revoke your proxy at any time until it is voted by:

•	delivering a notice of revocation or delivering a later-dated proxy to Thomas E. Morell, Secretary, D&E Communications, Inc., 124 East Main Street, Ephrata, Pennsylvania 17522;

•	submitting a proxy card with a later date at the Annual Meeting;

•	submitting another vote over the Internet or telephone; or

•	appearing at the Annual Meeting and voting in person.

Your last vote is the vote that will be counted. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon. In the absence of instructions, all proxies will be voted FOR the election of the three nominees for Class B director identified in this Proxy Statement and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Company.

This proxy statement and the form of proxy are being mailed to shareholders commencing on or about March 26, 2009.

Shareholders Entitled to Vote

Only holders of shares of Common Stock, par value $0.16 per share, of the Company (“Common Stock”) as shown on the books of the Company at the close of business on March 2, 2009, the record date, will be entitled to vote at the meeting.

Voting

On the record date, there were 14,437,851 shares of Common Stock outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is required to constitute a quorum for transaction of business at the Annual Meeting. Each holder of the Company’s Common Stock is entitled to one vote per share owned of record on all business presented at the meeting.

If you own your shares of common stock of record, you may authorize the voting of your shares over the Internet at http://www.proxyvoting.com/decc or by calling 1-866-540-5760 and by following the instructions on the enclosed proxy card. Authorizations submitted over the Internet or by telephone must be received by 11:59 P.M. local time on April 22, 2009.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a voting instruction form to you with this Proxy Statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your voting instruction form.

The Judge of Election is appointed by the Board to conduct the tabulation of votes with respect to the election of directors and any other matters to come before the Annual Meeting and to report the results thereof. The three nominees for Class B directors receiving the highest number of votes shall be elected as Class B directors of the Company. Under the Company’s By-Laws and applicable law, the affirmative vote of a majority of the votes cast at the meeting is required for the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company’s financial statements for the fiscal year ending December 31, 2009.

Abstentions and broker non-votes are not votes cast, although they will be counted in determining whether there is a quorum. Because directors are elected by a plurality, abstentions and broker non-votes have no effect on the election of directors. Similarly, abstentions and broker non-votes will have no effect on the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

Cost of Solicitation

The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s Common Stock. In addition to use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person, by telephone or by Internet. D&E does not plan to employ a professional solicitation firm with respect to the proxy vote.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of the three nominees for Class B director identified in this Proxy Statement and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors.

PROPOSAL 1: ELECTION OF THREE (3) CLASS B DIRECTORS

The Company’s By-Laws provide for a maximum of thirteen (13) directors to be elected to the Company’s Board, and the exact number is determined by resolution of the Board of Directors. For 2009, the Board of Directors has set the number of Directors at eleven (11).

The Board currently consists of twelve (12) members divided into three classes, which are classified with respect to the year in which their term shall expire. Each class of directors holds office for a term of three years (or until their successors are duly elected and qualified), and the terms of the three classes of the Board are staggered. Accordingly, one of the three classes is elected each year to succeed the directors whose terms are expiring. Currently, the directors in Class B are serving terms expiring this year. The directors in Classes C and A are serving terms expiring at the annual meeting of the shareholders in 2010 and 2011, respectively. As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2009, the Company adopted an amendment to its By-Laws to provide that, beginning with the 2010 Annual Meeting, nominees elected to the Board of Directors shall be elected for one-year terms. Directors elected prior to the 2010 Annual Meeting (including the Class B Directors who are standing for election at this year’s annual meeting) shall serve the remainder of their elected term, even if greater than one year.

The Board has nominated for re-election to Class B three directors whose terms expire this year, namely Frank M. Coughlin, James W. Morozzi and D. Mark Thomas. Under the terms of the Company’s retirement policy for directors, Ronald E. Frisbie, a fourth Class B director, is not eligible to be nominated for election to another term and will retire from the Board as of the date of the Annual Shareholders’ Meeting, April 23, 2009. The terms of the directors elected at the Annual Meeting will expire at the 2012 annual meeting (or at such time as their successors are duly elected and qualified). Commencing in 2010, all directors up for election will be elected on an annual basis. There are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was or is to be elected as a director, except for James W. Morozzi, whose employment agreement provides for his nomination as a director.

The persons named in the accompanying proxy card as proxy holders will vote the shares as designated by the shareholder. Absent such designation, the proxy holders will have the right to vote as they see fit. In such circumstances, the Company has been advised by the proxy holders that they intend to vote pursuant to the proxy for the election of the Company’s nominees for director. Each individual nominated for election as a director has agreed to serve if elected. However, in the event of the refusal or inability of any of the foregoing nominees for director to serve, the persons named in the accompanying proxy have informed the Company that they intend to vote at the Annual Meeting pursuant to the proxy for the election of such person(s), if any, as may be nominated by the Board.

Directors

Set forth below are the three nominees to serve in Class B, and the current Class C and Class A directors. All of the directors and nominees, other than Messrs. Sprecher and Morozzi, have been determined by the Board of Directors to be independent for purposes of the Nasdaq listing standards and applicable SEC standards.

Nominees for Class B Directors for Terms to Expire in 2012

Frank M. Coughlin, age 49, currently serves as President and Chairman of LTC Communications, Inc., a local exchange carrier headquartered in Rowland, Pennsylvania and has served as an officer and/or director of LTC Communications, Inc. since 1991. Mr. Coughlin also serves as a director of the Pennsylvania Telephone Association and served as the Association’s Chairman from 1998 to 2003. Since January 2009, Mr. Coughlin has served as a trustee of the OPASTCO (Organization for the Promotion and Advancement of Small Telecommunications Companies) Retirement Trust. Between 1989 and 1998, he was Vice President of AMC

Cellular Corporation, a cellular system operator in western Pennsylvania. Mr. Coughlin has been a director of the Company since 2006. He is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee.

James W. Morozzi, age 46, has served as President and Chief Executive Officer of D&E since April 2005 and was hired as Chief Executive Officer in March 2005. He had served as President of Exelon Communications, a division of Exelon Enterprises, LLC, from 2001 to 2004. From 1986 to 2001, he worked in various management roles at PECO Energy Company, including Business Leader/Vice President of PECO Wireless, LLC and corporate strategist for Corporate Planning and Development. He formerly served as chairman of the management committee of PECO Telcove Communications and as a Board member of AT&T Wireless PCS of Philadelphia, LLC. Mr. Morozzi is a member of the Board of Directors of the Pennsylvania Telephone Association and the Lancaster Chamber of Commerce and Industry. Mr. Morozzi has been a director of the Company since 2005. He is a member of the Executive Committee.

D. Mark Thomas, age 61, serves as a managing partner in the law firm of Thomas, Long, Niesen & Kennard, of Harrisburg, Pennsylvania. From 1991 to 2008, he was a managing partner in the law firm of Thomas, Thomas, Armstrong & Niesen and from 1977 to 1990, he was a partner in the law firm of Thomas & Thomas. Mr. Thomas’ law practice is concentrated primarily in public utility and telecommunications law. Mr. Thomas has been a director of the Company since 1997, and has served as Lead Director, as Vice Chairman and, from May 2006 through February 2008, as Chairman of the Board. Mr. Thomas is a member of the Executive Committee and the Strategic Planning Review Committee.

THE BOARD RECOMMENDS VOTING FOR THE ELECTION OF ITS THREE (3) NOMINEES AS CLASS B DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012.

Class C Directors Whose Terms Expire in 2010

Paul W. Brubaker, age 65, retired in December 2008, as the Executive Vice President, Corporate Secretary and director of the ENB Financial Corp., a public company subject to SEC periodic reporting requirements, having been employed there since 1961. He is a graduate of the American Institute of Banking and serves as a director of Pleasant View Retirement Community, Manheim. He serves as past Chairman of the Board of Directors of the Atlantic Northeast District, Church of the Brethren. Mr. Brubaker served on the executive committee of Group 5 of the Board of Directors of the Pennsylvania Bankers Association. Additionally, Mr. Brubaker serves on the Board of Directors of the Ephrata Economic Development Corporation. Mr. Brubaker has been a director of the Company since 1990. He is a member of the Audit Committee and serves as Chairman of the Nominating and Governance Committee.

Hugh G. Courtney, Ph.D., age 46, was elected Chairman of the Board in February 2008. He is the Associate Dean of Executive Programs and Professor of the Practice of Strategy at the University of Maryland’s Robert H. Smith School of Business. In addition, Dr. Courtney maintains an active consulting and executive education practice focused on business strategy formulation in highly uncertain and competitive markets. Prior to joining the Smith School in 2002, he was a leader in McKinsey & Company’s Global Strategy practice, where he served clients on six continents on a wide variety of strategy development and implementation issues. Dr. Courtney has been a director of the Company since 2005. He is Chairman of the Executive Committee.

Steven B. Silverman, age 76, has been counsel to Cohen, Seglias, Pallas, Greenhall & Furman, P.C., since January 2002 when the law firms of Rothenberg Silverman & Furman P.C. and Cohen, Seglias, Pallas & Greenhall, P.C. merged. He was a senior partner in the law firm of Rothenberg, Silverman and Furman P.C., Elkins Park, Pennsylvania from 1995 until the time of the merger, and prior to 1995, he was a senior partner in the law firm of Rothenberg and Silverman. Mr. Silverman has been a director of the Company since 1991. He is a member of the Compensation Committee and the Nominating and Governance Committee.

Richard G. Weidner, age 82, retired as President of Beard and Company, Inc., Certified Public Accountants, in 1986. From 1989 until May 2002, he served as a member of the Board of Directors of Conestoga Enterprises, Inc., a public company that was subject to SEC periodic reporting requirements until its merger with D&E in May 2002. Mr. Weidner is a member of the Pennsylvania Institute of Certified Public Accountants and is a past president of its Reading, Pennsylvania Chapter. Mr. Weidner has been a director of the Company since 2003. He is a member of the Audit Committee and the Compensation Committee.

Class A Directors Whose Terms Expire in 2011

John Amos, age 77, has been in the commercial fruit and produce-growing business for more than 50 years in Grand Traverse County, Michigan serving as President of Hi-Lo Farms, Inc. since 1979 and as Senior Partner of Amos Farms since 1980. Mr. Amos has been a director of the Company since 1990. He is a member of the Compensation Committee and the Strategic Planning Review Committee.

John C. Long, age 44, is Chief Financial Officer of Innovative Solutions & Support, Inc., a public company subject to SEC periodic reporting requirements, that designs, manufactures and markets flight information computers, electronic displays and advanced monitoring systems. Mr. Long has served in this position since January 2008. Previously, Mr. Long served as Vice President, Treasurer and Secretary of Arrow International, Inc., a public company subject to SEC periodic reporting requirements that manufactures medical devices. Prior to his employment with Arrow International, Inc., Mr. Long served from 1989 to 1995 as Controller of the Jaindl Companies, a group of privately held companies involved in agribusiness and real estate development. Mr. Long is a Certified Public Accountant and was employed by Concannon, Gallagher, Miller & Co., CPAs from 1986 to 1989. Mr. Long also served as a director of American Bank Incorporated, a regional bank holding company subject to SEC periodic reporting requirements, and as chairman of its audit committee from 2003 to 2006. Mr. Long has been a director of the Company since 2006. He is Chairman of the Audit Committee and a member of the Nominating and Governance Committee.

G. William Ruhl, age 69, serves as Vice Chairman of the Board of Directors of D&E. Upon his retirement in 2005, Mr. Ruhl entered into a consulting agreement with the Company for a period of five (5) years, commencing as of January 1, 2006, to render consulting and executive management services relating to all aspects of the Company’s business. Mr. Ruhl served as the Chairman of the Board from November 2004 through May 2006 and Chief Executive Officer of D&E from October 2001 to March 2005. From 1991 to October 2001, Mr. Ruhl served as Senior Vice President of D&E. On December 31, 2005, he retired as a full time employee of the Company. Prior to joining D&E in 1991, Mr. Ruhl was employed by Bell of Pennsylvania and Bell Atlantic for 30 years. Mr. Ruhl is a registered Professional Engineer and a life member of the Institute of Electrical and Electronics Engineers, Inc. Mr. Ruhl served on the Boards of Directors of the United States Telecom Association, the Pennsylvania Telephone Association, the Economic Development Company of Lancaster County, Harrisburg Regional Chamber and the Alliance Telecommunications Solutions and is a member of the Board of Trustees of Harrisburg University. He has also been chairman of the Technology Council of Central Pennsylvania and is on their Board of Advisors. He is the General Manager and a member of the Board of Directors of the Central Pennsylvania Symphony. Mr. Ruhl has been a director of the Company since 1993. He serves on the Executive Committee and is Chairman of the Strategic Planning Review Committee.

W. Garth Sprecher, age 57, retired as Senior Vice President and Secretary of D&E in November 2007, having served in that position since May of 2002. He had served as Vice President and Secretary of D&E from 1996 to 2002. Mr. Sprecher held various positions with D&E since 1984. Mr. Sprecher is Chairman of the Board of Trustees of Lancaster General HealthCare Foundation. Mr. Sprecher is a member of PNC Bank Central Pennsylvania’s Advisory Board as well as the Leadership Council of Elizabethtown College. Mr. Sprecher is a member of the National Association of Corporate Directors. Mr. Sprecher has been a director of the Company since 1993. He is a member of the Executive Committee and the Strategic Planning Review Committee.

Biographies of Non-Director Corporate Officers

Albert H. Kramer, age 54, was appointed Senior Vice President of Operations of D&E in May 2002, when Conestoga Enterprises, Inc. merged with D&E. Prior to the merger, Mr. Kramer was President of Conestoga Enterprises, Inc. from May 1998 to May 2002. He was employed by Conestoga Enterprises, Inc. from September 1995, and served as Vice President, Finance and Administration until August 1997. In August 1997, he was appointed Executive Vice President and served in that capacity until May 1998. From 1984 until September 1995, Mr. Kramer had been employed by Denver and Ephrata Telephone and Telegraph Company and served as Controller, and then Chief Financial Officer and Treasurer during the last five years of his employment. Mr. Kramer was employed by Coopers and Lybrand as Senior Accountant from 1980 to 1984. He has been a Board member of the United States Telecom Association since 1998 and currently serves as Treasurer and Chairman of the Leadership Committee. He served as a Board member of the Pennsylvania Telephone Association from 1998 to 2002, and served on the Executive Committee during that time. Mr. Kramer has been a member of the Berks County Workforce Investment Board since 1999, serving as Vice Chairman since December 2008. In 2002, Mr. Kramer was appointed to the board of the Berks Economic Partnership and also to the Penn State Harrisburg Board of Advisors. Mr. Kramer served on the Board of Directors of National Penn Bancshares, Inc., a public company subject to SEC periodic reporting requirements, from April 2007 to February 2008 and has served on the board of its wholly owned subsidiary, National Penn Bank, since 2000 and is currently serving on the Audit Committee. Also in 2007, Mr. Kramer was appointed to the Board of Directors and the Executive Committee of the Greater Reading Chamber of Commerce & Industry. Mr. Kramer is a Certified Public Accountant.

Thomas E. Morell, age 48, has been Chief Financial Officer and Treasurer of D&E since 1995, Senior Vice President since May 2002 and was appointed Secretary in October 2007. He was a Vice President from 1996 to May 2002. Mr. Morell has been employed by the Company since 1984, serving as Assistant Controller from 1984 to 1990 and Controller from 1990 to 1995. From 1982 to 1984, he was employed by Coopers and Lybrand as an auditor. Mr. Morell was a Managing Director of PenneCom B.V. until its dissolution in January 2007 and was a Supervisory Board member of Pilicka Telephone Company until its sale in December 2005. He was elected to the Board of Directors of Hospice of Lancaster County in January 2008. Mr. Morell is a Certified Public Accountant and is a member of the Pennsylvania Institute of Certified Public Accountants and the Society of Corporate Secretaries and Governance Professionals.

CORPORATE GOVERNANCE

Policies

The Company has adopted corporate governance policies and practices to address a number of key areas of importance to its shareholders, employees, customers, suppliers and the community, including:

•

The Company maintains a code of business conduct and ethics policy that applies to all of its directors, officers and employees, which is available on the Company’s website at www.decommunications.com;

•

The Company has adopted corporate governance guidelines that address the role and functions of the Board of Directors, the structure of the Board, the Board’s procedural and committee matters, and management development and succession planning matters. These guidelines are available on the Company’s website at www.decommunications.com;

•

The Nominating and Governance Committee reviews, as part of the Company’s corporate governance guidelines, the continued appropriateness of any member of the Company’s Board of Directors ongoing Board membership if that member retires from his or her principal occupation or materially changes the responsibility he or she held when he or she was elected to the Board;

•

A majority of the members of the Company’s Board of Directors are independent within the meaning of applicable rules and regulations of the SEC and the listing standards of Nasdaq. They are: John Amos, Paul W. Brubaker, Frank M. Coughlin, Hugh G. Courtney, Ronald E. Frisbie, John C. Long, G. William Ruhl, Steven B. Silverman, D. Mark Thomas and Richard G. Weidner;

•

All members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board are independent within the applicable rules and regulations of the SEC and Nasdaq listing standards, including the heightened standards for members of the Audit Committee;

•

The independent members of the Company’s Board of Directors meet regularly in executive sessions without the presence of management. These meetings are chaired by the Chairman of the Board, who is an independent director;

•

The charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board establish their respective roles and responsibilities, and each of these charters is posted on the Company’s website at www.decommunications.com;

•

The Company’s Audit Committee has implemented procedures, including a reporting system administered by an outside third party, for the anonymous submission of employee complaints on accounting, internal controls and auditing matters, and has made them available to all of the Company’s employees;

•

The Company has established a Disclosure Committee, comprised of executive officers and other key employees who are actively involved in the disclosure process, to specify, coordinate and oversee the procedures that the Company uses each quarter and at fiscal year end to prepare its periodic reports filed with the SEC;

•	The Company has, in each case, obtained shareholder approval before adopting or making material amendments to its current equity incentive plans;

•

The Company has adopted a mandatory retirement policy for directors, which establishes a mandatory retirement age of seventy-six (76) years of age. Directors holding office as of June 23, 2005, when this policy was adopted, and who will reach their 76th birthday during their then current term or immediate subsequent term in office, or who had already reached their 76th birthday, may complete their then current term of office and will be eligible for election to one additional full term of three years;

•	The Company has adopted, and enforces, a director conflict of interest policy;

•

The Company has adopted an insider trading policy that prohibits a director, officer or other employee of the Company who has material, non-public information relating to the Company from buying or selling securities of the Company or engaging in other actions to take advantage of, or pass on to others, such information.

Certain Relationships and Related Transactions

Policies

Each year we require our directors and officers to complete Director and Officer Questionnaires which, among other things, identify any transactions with entities in which the officer, director or their family members have an interest. Any related party transactions identified through this process are reviewed for a potential conflict of interest. Our Code of Business Conduct and Ethics policy, our Corporate Governance Guidelines, and our Conflict of Interest Guidelines prohibit all directors, officers and employees from taking actions that create conflicts of interest, potential conflicts of interest or give the appearance of conflicts of interest. Conflicts of interest may arise when a director, an employee, or members of his or her family, receives personal benefits as a result of his or her position with the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, a director, employees or their family members may also create conflicts of interest.

Any director, officer or employee who becomes aware that he or she has a conflict or potential conflict must immediately bring it to the attention of the appropriate supervisory personnel, Vice President of Human Resources, Chairman of the Audit Committee, Chairman of the Board of Directors, or the Company’s third-party administrator, EthicsPoint, as an additional means of reporting such matters. In addition to these review procedures, all related party transactions are required to be authorized by appropriate management level personnel as documented in the Company’s written policy entitled, “Authority to Approve Company Transactions.”

Related Party Transactions

D. Mark Thomas, a director of D&E, is a partner in the law firm of Thomas, Long, Niesen & Kennard, which serves as regulatory counsel to D&E. Notwithstanding the $120,751 of expenses incurred by the Company to his law firm in 2008, Mr. Thomas was determined by the Board of Directors to be independent.

General Information Regarding the Board of Directors

Any shareholder who desires to contact D&E’s directors may do so electronically by sending an email to the following address: boarddirector@decommunications.com. Alternatively, a shareholder can contact the directors by writing to: Corporate Secretary, D&E Communications, Inc., P. O. Box 458, Ephrata, PA 17522. All communications are forwarded to the appropriate Board member as addressed.

Director Attendance at Board Meetings

The Board held a total of ten (10) regularly scheduled meetings, one (1) special meeting and one (1) reorganization meeting during the year ended December 31, 2008. Each incumbent director attended in excess of 75% of the aggregate meetings of the Board and the Board’s committees on which he served. The Board has the following five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Nominating and Governance Committee and the Strategic Planning Review Committee.

Director Attendance at Annual Meetings

The Board has adopted a policy that encourages all Board members to attend the annual shareholders’ meeting and be available for discussion. The twelve (12) Board members in office at the time attended last year’s annual meeting.

Board Committees

Audit Committee

The Audit Committee, consisting of John C. Long (Chairman), Paul W. Brubaker, Ronald E. Frisbie and Richard G. Weidner, is responsible for recommending to the D&E Board of Directors the firm of independent auditors responsible to audit the Company’s financial statements. All members of the Audit Committee were determined to meet the Audit Committee experience and independence requirements of Nasdaq listing standards and the applicable rules and regulations of the SEC. Mr. Weidner and Mr. Long were determined to qualify, and agreed to serve, as the Audit Committee’s “financial experts” as defined by the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The Audit Committee oversees the integrity of the Company’s financial statements and internal controls, compliance with legal and regulatory requirements, independent auditor’s qualifications and independence, approval of nonaudit work by the independent auditors, and performance of the Company’s internal audit function and the independent auditors. This Committee also reviews with the independent auditors the results of their audit work before filing quarterly and annual financial statements with the SEC. The Audit Committee held twelve (12) meetings during 2008. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.decommunications.com.

Compensation Committee

The Compensation Committee, consisting of Frank M. Coughlin (Chairman), John Amos, Steven B. Silverman and Richard G. Weidner, reviews and makes recommendations to the Board of Directors regarding compensation practices of the Company with respect to its executive officers. The Compensation Committee has the authority to retain and compensate advisors that it deems necessary to fulfill its duties. All members of the Compensation Committee meet the independence requirements of Nasdaq listing standards and the applicable rules and regulations of the SEC. The Compensation Committee held eight (8) meetings during 2008. The Board has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.decommunications.com. The Compensation Committee undertook a review of its charter in 2008 and recommended changes to update the charter to the Board, which approved the changes. See the “Role of the Compensation Committee” section of the Compensation Discussion and Analysis below for a more detailed discussion on the functions performed by the Compensation Committee.

Executive Committee

The Executive Committee, consisting of Hugh G. Courtney (Chairman), James W. Morozzi, G. William Ruhl, W. Garth Sprecher and D. Mark Thomas, has and exercises, within the limitations set by the Board, the authority of the Board in the management of the business of the Company between meetings of the Board in accordance with the Company’s By-Laws. The Executive Committee held three (3) meetings during 2008.

Nominating and Governance Committee

The Nominating and Governance Committee, consisting of Paul W. Brubaker (Chairman), Frank M. Coughlin, Ronald E. Frisbie, John C. Long and Steven B. Silverman, identifies individuals qualified to become directors and makes recommendations to the Board concerning candidates, addresses matters of corporate governance and such other matters that the Board assigns to it, and oversees the compensation of the Board’s outside directors. The Board has determined that all members of the Nominating and Governance Committee are independent directors, as defined in the Nasdaq listing standards and the applicable rules and regulations of the SEC. The Nominating and Governance Committee will consider as nominees for election to the Board, persons recommended by the holders of common stock of the Company. Any shareholder desiring to recommend a nominee for election at the 2010 annual meeting of shareholders should submit such nomination in writing to the Secretary of the Company by December 25, 2009, including the nominee’s name, business experience, number of shares of the Company’s stock owned and any other information the shareholder thinks is pertinent. All persons recommended for nomination as a Board member are reviewed in light of their individual business or professional qualifications with a goal of maintaining a varied mix of perspectives and backgrounds among the Board members. The Nominating and Governance Committee has formalized a process for identifying and evaluating nominees for director, including nominees recommended by shareholders. Based on existing Board member skill sets and the desire to include additional specific skill sets, the committee identifies a pool of candidates to interview and select. The Nominating and Governance Committee held seven (7) meetings during 2008. The charter of the Nominating and Governance Committee, as well as the Corporate Governance Guidelines, is available on the Company’s website at www.decommunications.com.

Strategic Planning Review Committee

The Strategic Planning Review Committee, consisting of G. William Ruhl (Chairman), John Amos, W. Garth Sprecher and D. Mark Thomas, reviews the Company’s strategic plans, including its mission, vision, strategic initiatives and major programs and services. The Committee addresses advances in technology, the changing regulatory environment, local market trends, the allocation of financial resources, the marketing strategy and other aspects of the Company’s business plans as part of its review. The Strategic Planning Review Committee held three (3) meetings during 2008.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2008, Messrs. Coughlin (Chairman), Amos, Silverman and Weidner served on the Company’s Compensation Committee. There are no interlocking relationships, as defined in regulations of the SEC, involving members of the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Executive Compensation

The following Compensation Discussion and Analysis covers the Company’s policies and practices with respect to the compensation of its “Corporate Officers”, meaning, James W. Morozzi, President and Chief Executive Officer, Thomas E. Morell, Senior Vice President, Chief Financial Officer, Secretary and Treasurer, and Albert H. Kramer, Senior Vice President, Operations.

When reference is made to “Named Executive Officers” or “NEO”, it includes the foregoing individuals plus Stuart L. Kirkwood, Vice President of Engineering Operations, and Leonard J. Beurer, Vice President of Regulatory. The NEOs consist of the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, as defined by the SEC.

Role of the Compensation Committee

The primary responsibilities of the Compensation Committee with respect to the Chief Executive Officer are to review and approve the corporate goals and objectives related to his compensation; evaluate his performance in relation to those goals and objectives and recommend to the Board of Directors his compensation level based on its evaluation. The Compensation Committee approves the total compensation package of the Company’s Corporate Officers, other than the Chief Executive Officer. The Compensation Committee regularly reviews the design of the Company’s compensation programs for the Corporate Officers and all elements of their compensation with the objective of structuring packages that effectively attract and retain the executive resources necessary to successfully lead and manage the Company, align executive compensation with the Company’s annual goals and long-term business strategies, and provide incentives to officers and other key executives to focus their attention on the fulfillment of those annual goals and long-term strategies.

In addition, the Compensation Committee is responsible for:

•	Reviewing and approving the Company’s Short-Term Incentive Plan (“STIP”);

•	Administering and making decisions regarding the Company’s long-term incentive plans;

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Periodically reviewing executive benefits and, as appropriate, the Company’s retirement benefit and compensation programs to determine market competitiveness and the effectiveness of such programs for the purpose intended; and

•	Considering executive succession matters in consultation with the Chief Executive Officer; and

•	Periodically reviewing all compensation plans and agreements to ensure compliance with changes in tax regulations, including Section 409A under the Internal Revenue Code of 1986.

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Meetings are scheduled as often as is necessary to fulfill all duties and responsibilities, but no less than two times a year. In addition to Compensation Committee members, attendees may periodically include the Board Chairman, Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources, and external advisors, as may be appropriate. The Compensation Committee meets in executive session (without management present) periodically and particularly when administering any and all aspects of Chief Executive Officer compensation.

Setting Corporate Officer Compensation

As discussed above, the Compensation Committee approves all compensation and awards to the Corporate Officers other than the Chief Executive Officer. The Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, after considering feedback from its compensation consultant, an independent human resources services consulting organization, recommends his compensation level to the Board of Directors for approval. The Chief Executive Officer makes recommendations to the Compensation Committee regarding incentive plan awards and targets as well as base salary increases for the Company’s other Corporate Officers. The Chief Executive Officer makes recommendations regarding incentive plan awards and base salary increases to the Compensation Committee based, in part, upon relevant market data. In making recommendations to the Compensation Committee regarding incentive plan targets, the Chief Executive Officer uses the recently completed operating and capital forecast to identify earnings before interest, taxes, depreciation and amortization (“EBITDA”) and net income that is being projected for the upcoming fiscal year. He applies his judgment and evaluates relevant market data to identify reasonable growth assumptions for these key performance indicators when developing both the final incentive plan targets and the final projections.

The Committee Reviews the Appropriateness of Compensation

The Compensation Committee reviews the amounts payable under each individual element of compensation, as well as in the aggregate for each Corporate Officer, in determining whether compensation paid to the Corporate Officers is appropriate. Factors the Compensation Committee considers in analyzing the compensation include:

•	The competitive environment for recruiting and retaining executive officers, and what the Company’s peer group pays;

•	Internal pay equity;

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The mix of different elements of compensation to ensure that the Corporate Officer’s incentive compensation is well aligned with the achievement of the Company’s annual goals and longer-term strategies, (i.e., base salary, incentive pay and supplemental benefits); and

•	The total compensation package for each Corporate Officer under various Company performance scenarios.

The Compensation Committee does not use a specific formula for allocating between the various components of pay. Rather, the Committee strives to maintain an appropriate balance between cash and non-cash compensation and an appropriate balance between incentive pay and the base salaries of our Corporate Officers that it feels is necessary to align executive compensation with the Company’s annual goals and longer-term business strategies.

Committee Advisors/Compensation Consultant

The Compensation Committee’s charter grants them the sole and direct authority to hire and fire advisors and compensation consultants and approve their compensation. During 2008, the Committee received external consultation, on an as needed basis, through Mosteller & Associates, located in Reading, Pennsylvania. In 2007, the Compensation Committee requested Mosteller & Associates to perform an executive compensation peer review of the top five paid positions within the Company. The Compensation Committee requested this review in order to obtain comparative compensation benchmarks for the Corporate Officers as a means of evaluating the competitiveness of the Company’s compensation practices. These types of studies cover in detail only those individuals for whom compensation information is disclosed publicly. As a result, these studies typically include only the five most highly compensated executive officers at each company, which would generally correlate to the Company’s Chief Executive Officer and the individuals who are senior vice presidents or the equivalent at the Company. The 2007 peer group study, conducted by Mosteller & Associates was consulted when making 2008 compensation decisions. This study provided a detailed analysis of pay for the requested executive positions against peer market data in the areas of base, short-term and long-term incentive compensation.

The peer group for the 2008 review included telecommunications/communications companies in the national marketplace, the majority of which were similar in size to our Company. In order to obtain data and perspective critical to the Company, a few slightly larger telecommunications/communications companies were also included. In addition, other companies in our regional market, which are in the financial services industry along with the services and manufacturing industries, were included. The peer group encompassed primarily publicly held companies, and consisted of the following companies:

• Alaska Communications Systems Group, Inc.	• Interactive Data Corporation

• Aqua America, Inc.	• Iowa Telecommunications Services, Inc.

• Consolidated Communications Holdings, Inc.	• North Pittsburgh Systems, Inc.

• FairPoint Communications, Inc.	• Shenandoah Telecommunications Company

• General Communication, Inc.	• Sterling Financial Corporation

• Hickory Tech Corporation	• SureWest Communications

• ITC DeltaCom, Inc.	• United Online, Inc.

• VIST Financial Corp.

Mosteller & Associates’ report indicated that D&E’s compensation of Corporate Officers, as compared with the peer group, was generally competitive with respect to base salary, with the exception of the Chief Executive Officer whose base salary is lower than the peer group. However, with respect to the compensation of the Corporate Officers, including the Chief Executive Officer, STIP target level payouts are significantly below the peer group, and with respect to Long-Term Incentive Plan or “LTIP” compensation, target level payouts are also lower than the peer group. While the Compensation Committee compares Company compensation to such peer group data, the Committee does not target a specific percentile of the peer group in setting such compensation.

In 2008, the Compensation Committee retained Compensation Resources Inc., a global, human resources services consulting firm headquartered in northern New Jersey. The Committee elected Compensation Resources, Inc. through a competitive bid process for their independent use on an as needed basis. At that time, the Compensation Committee requested Compensation Resources, Inc. to perform a review of the Company’s peer group in an effort to determine if the peer group identified in 2007 was still appropriate, in part, as a result of two of the companies in the peer group having been acquired since the study was performed. As a result of this study, the Compensation Committee has approved changes to its peer group beginning in 2009, which will be the basis for its next comprehensive executive study. This study and subsequent analysis will be used as the foundation for executive compensation decision made in 2010 or later. The new peer group, shown below, follows the quantitative model recommended by a third party provider of proxy advisory services, of analyzing revenue, market capitalization, industry and peer group size.

The following peer group has been approved for use by the Committee in 2009:

• Alaska Communications Systems Group, Inc.	• ITC DeltaCom Inc.

• Consolidated Communications Holdings, Inc.	• InterDigital, Inc.

• Eastern Insurance Holdings, Inc.	• Iowa Telecommunications Services, Inc.

• FairPoint Communications, Inc.	• Otelco Inc.

• General Communication, Inc.	• Shenandoah Telecommunications Company

• Herley Industries, Inc.	• SureWest Communications

• Hickory Tech Corporation	• United Online, Inc.

• VIST Financial Corp.

The Compensation Committee also consulted with Barley Snyder LLC, the Company’s legal counsel, on executive compensation matters.

Role of Corporate Officers in Setting NEO Compensation

The Corporate Officers of the Company other than the Chief Executive Officer generally recommend base salary adjustments for the non-Corporate Officer NEOs, which are reviewed and approved by the Chief Executive Officer. Increases are determined based on the employee’s overall performance, achievement of established goals, the aggregate amount allocated for salary increases and the relative position of the NEO’s base salary within the salary range for the respective position. In addition, the Corporate Officers are responsible for setting performance objectives for the department operated by the non-Corporate Officer NEO upon which short-term cash incentives are partially based, in addition to Company-wide performance objectives.

Philosophy and Objectives of Executive Compensation

The overall executive compensation philosophy at D&E is to provide a total compensation package which will enable the Company to attract, retain, focus, motivate and reward well-qualified executives, who are key to the success of the organization, while keeping compensation reasonable. In order to accomplish this, the executive compensation package is designed to meet the following objectives:

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Align executive compensation to shareholder value and provide rewards for achievement of the Company’s business plan and strategic objectives so that the interests of management are consistent with those of our shareholders.

•	Reward collective and individual performance as they contribute to the overall success of the organization.

•	Provide appropriate levels and balance of base salary, short-term incentives and long-term incentives that are both competitive with the external market and consistent with internal objectives.

•	Retain those individuals with the leadership abilities and skills necessary for building long-term shareholder value.

Compensation Principles

The following principles influence and guide our compensation decisions:

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Total compensation and accountability should generally increase with position and responsibility. Thus, total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives. Likewise, a greater portion of total compensation is at risk for individuals with greater responsibility and will only be received if annual and long-term goals of the organization are met.

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Compensation decisions should promote the interests of shareholders by motivating executives to achieve superior performance and by aligning executive compensation with the Company’s annual goals and long-term business strategies by rewarding financial success, as defined by the Compensation Committee, using measures such as EBITDA, net income, earnings per share (“EPS”), increase in the price of our common stock or similar goals, as established from year to year. Goals for fiscal years 2008, 2007 and 2006 are discussed below.

•	Base salary structure should provide market-competitive compensation sufficient to attract and retain highly qualified talent to the Company.

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Incentive plans should motivate and reward key employees to perform at their highest levels on both a short-term and long-term basis in a manner which ensures the Company’s long-term success and profitability. We believe that equity incentives align the interest of management with the long-term interest of shareholders.

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Supplemental benefits, such as 401(k) match, life insurance, use of a company automobile and Supplemental Employee Retirement Plan agreements (“SERP”), are designed and structured to provide market-competitive benefits that help in attracting and retaining key executives.

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We take into consideration the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally provides that compensation of more than $1,000,000 paid to certain individuals is not tax deductible. However, under our current pay structure, no individual receives compensation that approaches the deductible limit.

Key Elements of Executive Compensation

As mentioned above, we believe the key elements of pay are important to attract well-qualified executives. We believe annual performance-based cash incentives are valuable in recognizing and rewarding individual achievement. Also, we believe long-term, equity-based incentives make executives think like owners and, therefore, align their interests with those of our shareholders.

We compensate our senior management through a mix of base salary, short-term cash incentive compensation and long-term equity incentive compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our shareholders. Our compensation setting process consists of establishing targeted overall compensation for each senior manager and then allocating that compensation among base salary and incentive compensation. For our Corporate Officers, we design the incentive compensation structure to reward only company-wide performance by tying awards primarily to earnings, stock price appreciation or EBITDA objectives. Awards pursuant to incentive plans and under stock option plans are made in accordance with the respective plans. Comparison is also made to the compensation of executive officers of the peer group. The comparison of the Company’s Corporate Officers’ compensation to the peer group incorporates many factors, including the relative sales and market capitalization of the companies. For other members of senior management, including the non-Corporate Officer NEOs, we design the incentive compensation structure to reward individual performance, Company-wide performance and the achievement of specific operational goals within areas under the control of the respective employees.

Base Salary

We pay our Named Executive Officers and other employees a base salary to provide a stable, base source of income. We typically consider salary levels as part of our annual compensation review process or upon a promotion. The Compensation Committee evaluates a number of factors in its review of base salaries. One factor for determining base salary levels is consideration of peer group compensation data or salary survey data. Additionally, in determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the study groups, internal pay equity, and Company financial considerations. The Committee applies its judgment and discretion to each of these factors in determining base salaries, rather than employing a quantitative formula designed to arrive at a base salary by weighting and scoring each factor. Actual individual pay levels and merit increases are set and awarded to recognize achievements and ensure appropriate competitiveness within the marketplace. If appropriate, base salary increases may be withheld if corporate or individual performance does not warrant them.

Based on application of the above considerations, and in connection with the annual salary review process, the Compensation Committee approved the 2008 base salary increases described below for the Company’s Named Executive Officers. In the case of the Chief Executive Officer (Mr. Morozzi), who has lagged significantly behind the base salary for comparable positions at peer group companies, the Compensation Committee decided to provide a base salary increase in order to advance him toward a more market-competitive rate. The Committee’s decisions were based on performance and were reflective of individual and corporate achievement in 2007. For purposes of the below information, the 1st quartile is defined as the lowest quartile in a market competitive base range and represents below market pay while the 2nd quartile represents the middle of the market and the 3rd quartile represents an above market strategy. While the Compensation Committee compares Company compensation to peer group data, the Committee does not target a specific percentile of the peer group in setting such compensation.

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James W. Morozzi, President and Chief Executive Officer. Increase of 5.8%, to a $275,000 annual base salary, on March 17, 2008. After the increase, Mr. Morozzi’s base salary is in the 1st quartile of pay for CEOs in his peer group.

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Thomas E. Morell, Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Increase of 6.6%, to a $250,000 annual base salary, on March 17, 2008. After the increase, Mr. Morell’s base salary is in the 2nd quartile of pay in his peer group.

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Albert H. Kramer, Senior Vice President, Operations. Increase of 2.9%, to a $210,000 annual base salary, on March 17, 2008. After the increase, Mr. Kramer’s base salary is in the 2nd quartile of pay in his peer group.

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Stuart L. Kirkwood, Vice President of Engineering Operations. Increase of 2.1%, to a $167,500 annual base salary, on March 17, 2008. After the increase, Mr. Kirkwood’s base salary is in the 2nd quartile of pay in his peer group.

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Leonard J. Beurer, Vice President of Regulatory. Increase of 3.0%, to a $154,000 annual base salary, on March 17, 2008. After the increase, Mr. Beurer’s base salary is in the 2nd quartile of pay in his peer group.

In 2009, at the recommendation of the Chief Executive Officer, the Company suspended salary increases for all exempt employees, including the above NEOs, as part of its cost control measures. The Chief Executive Officer evaluated the overall economic conditions of our region, industry and Company when making this decision.

Incentive Pay

We provide incentives and opportunities to our executives annually through our STIP and LTIP. At the beginning of each year, annual financial performance goals are determined and defined for both the STIP and LTIP. For 2008, these goals were based on one or more of the following measures: EBITDA, net income and stock price. In addition, goals may include operating income, EPS, expense control or other specific Company-wide measures. The Compensation Committee set the Company-wide STIP and LTIP goals, using the Board-approved operating budget, taking into consideration the recommendations of the Chief Executive Officer, and other factors necessary to drive performance and shareholder return. In addition, annual department performance goals are, to a lesser extent, factored into determining STIP payout opportunities for non-Corporate Officer NEOs. The vice president in charge of the respective department establishes the annual department goals, subject to Corporate Officer approval. Although we attempt to set performance goals that are achievable, we also strive to set goals that will require considerable effort.

Annual Cash Incentives. The Company’s STIP provides all executives and other exempt-level employees who are not covered under another plan with annual cash incentives for achieving specific performance goals. The STIP is designed to provide a meaningful compensation tool to encourage the growth and proper management of the Company. The STIP’s major purposes are to:

1.	Motivate and reward exempt employees (including the NEOs) on an annual basis for positive company performance;

2.	Provide certain exempt employees (including the NEOs) with a form of variable compensation which is directly linked to corporate performance;

3.	Emphasize the profitability and growth of the Company; and

4.	Aid in developing a high degree of interaction and cooperation among all participants by providing annual financial incentives to eligible employees to achieve success.

The Company’s STIP plan presently provides for cash incentive awards based on individual performance, department performance, the financial results of the Company and an employee’s position with the Company. The Company’s performance in relation to a pre-established target provides a corporate measure of achievement expressed as a percentage and applied to the potential target award. We do not believe that an “all or nothing” approach is appropriate with respect to achievement of STIP goals. Rather, the performance goals reward a range of performance, which includes Threshold, Target and Optimum performance levels. The STIP is structured to pay awards based on a continuum if performance exceeds Threshold. Performance results achieved between these levels are rewarded based on a prorated scale. For Corporate Officers, incentive awards can range from 8% to 65% of base salary, depending upon position level and actual results as compared to target results. For non-Corporate Officer NEOs, incentive awards can range from 6% to 30% of base salary, depending on actual results as compared to target results. If actual corporate performance falls below Threshold, there is no award paid. If actual performance exceeds Optimum, the incentive award can exceed Optimum levels as noted below. In addition, the specific percentage awards at each level of performance and for each position also take into account information regarding the practices of our peers.

Under the design of the STIP plan, a participant must remain employed up to the date of payment to receive the award except under certain circumstances, which include the participant’s retirement. Awards that are allocated to participants who leave the Company subsequent to the plan year but prior to the STIP payment date are forfeited and are redistributed to the remaining participants in the plan. For the 2008 plan year, no forfeitures occurred prior to March 11, 2009.

For the Chief Executive Officer and other Corporate Officers, 2008, 2007 and 2006 STIP compensation was based entirely upon EBITDA performance with cash payments payable based on a percentage of base salary as set forth below. The Target and Optimum award levels were increased in 2008 as a result of the 2007 peer market study.

	Year	Threshold		Target		Optimum
Chief Executive Officer	2008 2007 2006	10 10 10	% % %	40 35 35	% % %	65 50 50	% % %

Other Corporate Officers	2008 2007 2006	8 8 8	% % %	30 25 25	% % %	45 40 40	% % %

For the Company’s vice presidents which include the non-Corporate Officer NEOs, the payout opportunity is based largely upon EBITDA performance and, to a lesser extent, is based upon their respective department’s performance. For 2008, 2007 and 2006, a vice president’s total STIP award opportunity was determined on a percentage of base salary as outlined below.

Vice Presidents	Threshold	Target	Optimum
EBITDA	4%	15%	20%
Department	2%	5%	10%

Total	6%	20%	30%

We selected an EBITDA goal because the Compensation Committee believes EBITDA is a key indicator of overall performance for the Company. Additionally, EBITDA is a commonly used measure of performance in the Company’s industry and the Compensation Committee believes investors may focus on the Company’s EBITDA when valuing the Company’s common stock.

On January 24, 2008, the Compensation Committee approved the 2008 STIP with a Target goal of $65.0 million of EBITDA and Threshold and Optimum goals set at $64.0 million and $66.0 million, respectively. The Company’s actual 2008 EBITDA was $64.4 million, which excludes the impact of a non-cash, asset impairment consistent with the Company’s past practice of calculating results under the STIP, as defined by the STIP and approved by the Compensation Committee; therefore, the 2008 STIP award for each Corporate Officer, as shown in the Summary Compensation Table below, was based on the corresponding percentage of base salary between the Threshold and Target columns outlined in the tables above. Based on those results, the Chief Executive Officer and the Other Corporate Officers earned 21.5% and 16.4% of base salary, respectively.

The non-Corporate Officer NEOs included in the Summary Compensation Table below each earned 8.2% of base salary as a result of the Company’s 2008 EBITDA performance. In addition, Mr. Kirkwood earned 4.6% of base salary based on his departmental objective results, which focused on the engineering and operations aspects of our business and included enhancing and expanding the Company’s broadband network, administering a significant portion of our capital expenditure program and reducing operational costs. Specifically, Mr. Kirkwood’s objectives and corresponding results were:

Objective:	Result as a % of goal: (100% equals Target)
1) Add 3,750 On-Net CLEC lines during the year	127%
2) Add 5,295 net DSL subscribers during the year	84%
3) Achieve Wireline Segment EBITDA of $64.8 million	100%
4) Achieve 3,474 Telco TV subscribers by 12/31/08	97%
5) Effectively administer the $17.9 million network and outside plant capital program.	103%

Mr. Beurer earned 5.9% of base salary based on his departmental objective results, which included regulatory compliance, carrier access billing and revenue assurance. Specifically, Mr. Beurer’s objectives and corresponding results were:

Objective:	Result as a % of goal: (100% equals Target)
1) Maintain CLEC operating expense at or below budget of $14.4 million	92%
2) Achieve wireline access revenues for the four major rate elements that meets or exceeds the budget	50%
3) Perform revenue assurance procedures that result in at least $50,000 of additional revenue for 2008	228%
4) Achieve certain settlement revenues at or above budget of $4.0 million	78%

Thus, total 2008 STIP award payments for Mr. Kirkwood and Mr. Beurer were 12.8% and 14.1%, of base salary, respectively.

Equity Incentives. The Company’s LTIP is designed to provide a meaningful compensation tool to encourage and reward long-term growth, profitability and proper management of the Company. Our long-term incentive awards are designed to make the interests of management and executives consistent with those of our shareholders. Eligible participants under the LTIP may include executive officers, key employees and board members. Historically, however, non-employee board members have not been given awards under this plan for director-related services, and there are no current plans to include board members in plan grants. The LTIP allows for the following types of awards: incentive stock options, non-qualified stock options, performance restricted shares, restricted stock awards, stock appreciation rights, stock and cash awards. In 2008, the Committee awarded eligible Corporate Officers, NEOs and vice presidents a long-term incentive opportunity in the form of equity-based awards, with approximately 50% of the economic value in the form of performance restricted share grants and 50% of the economic value in the form of non-qualified stock options. The Committee made this decision to not only focus executives’ attention on long-term Company operating performance, but to also create an incentive for executives to focus their attention on Company stock performance.

Our practice is to determine the dollar amount of equity compensation that we want to provide and to then grant performance restricted shares and/or stock options that have a fair value equal to that amount on the date of grant. The fair value is determined in accordance with the measurement provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments.” The awards are made as early as practicable in the year in order to maximize the time period for achieving the objective associated with the awards. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Performance restricted share awards are both “performance based” and “time based.” In order for the performance restricted shares to be earned, the Company must achieve certain performance goals within the three-year performance period covered by the awards; however, the performance restricted shares do not vest until the end of the performance period. For all years covered by the plan, the performance goal was established as a net income goal that could be achieved in any fiscal year during the three-year performance periods. We selected net income as a goal because we believe company profitability is an important driver of shareholder value.

For performance restricted share awards granted in January 2006, the performance goal was set at net income of $9.1 million based upon the Board approved operating budget for 2006. The goal could be achieved in any fiscal year during the three-year period from 2006-2008. The net income goal of $9.1 million was achieved in 2007, the respective awards vested at the end of the performance period on December 31, 2008 and were converted into Company common shares in January 2009. The number of Company common shares acquired and value realized on vesting by each NEO in 2008 for these awards are included in the Option Exercises and Stock Vested table below.

For performance restricted shares granted in January 2007, the performance goal was set at net income of $9.1 million based upon the Board approved operating budget for 2007. The goal could be achieved in any fiscal year during the three-year period from 2007-2009. The net income goal of $9.1 million was achieved in 2007, but the respective awards do not vest until the end of the performance period on December 31, 2009. A portion of the total economic value of the 2007 LTIP award was also provided by using stock options, which provide additional incentive for the NEOs to focus on increasing the Company’s stock price since stock options derive their value from such increases. One third of the stock options vest annually at the end of each year during the three-year period that begins on the grant date. The number of unvested shares outstanding, their respective fair values and the number of securities underlying unexercised options for each NEO at December 31, 2008 for these awards are included in the Outstanding Equity Awards at Fiscal Year-End table below.

For performance restricted shares granted in January 2008, the performance goal was set at net income of $15.0 million based upon the Board approved operating budget for 2008. The goal could be achieved in any fiscal year during the three-year period from 2008-2010. The net income goal of $15.0 million was not achieved in 2008 and the respective awards do not vest until the end of the performance period on December 31, 2010, assuming the performance goal is achieved by that date. A portion of the total economic value of the 2008 LTIP award was also provided by using stock options, which provide additional incentive for the NEOs to focus on increasing the Company’s stock price since stock options derive their value from such increases. One third of the stock options vest annually at the end of each year during the three-year period that begins on the grant date. The number of unvested shares outstanding, their respective fair values and the number of securities underlying unexercised options for each NEO at December 31, 2008 for these awards are included in the Outstanding Equity Awards at Fiscal Year-End table below.

In January 2009, James W. Morozzi, the Company’s President and Chief Executive Officer, voluntarily declined to be considered for an award of performance restricted shares under the LTIP that included each of the NEOs.

Supplemental Benefits

Supplemental benefits, including insurance and a SERP, are provided to our current Corporate Officers to ensure that the Company’s total compensation package is structured in a way that helps attract and retain well-qualified executives and is consistent with our overall focus to offer our executives an overall compensation package that is aligned with our pay philosophy. Beginning in 2008, the Company’s Chief Financial Officer, Senior Vice President, Secretary and Treasurer no longer receives company-paid long-term care insurance coverage that was provided to him.

Perquisites

In keeping with the philosophy and culture of the Company, we provide our NEOs with only a limited number of perquisites, which may include personal use of a company automobile or a vehicle allowance. These perquisites constitute a small percentage of total compensation. We routinely review the perquisites that senior management receives.

Stock Ownership Guidelines

The Company does not currently require, but does encourage, employees to own shares of Company common stock.

Summary Compensation Table

The following table summarizes the total compensation of the Company’s NEOs during the years ended December 31, 2008, 2007 and 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
James W. Morozzi, President and Chief Executive Officer	2008 2007 2006	271,539 257,692 250,000	— — 25,000	95,209 79,259 104,688	43,033 28,533 —	59,029 113,005 78,495		9,722 7,501 8,447	35,303 33,331 32,913	513,835 519,321 499,543

Thomas E. Morell, Senior Vice President, Chief Financial Officer, Secretary and Treasurer	2008 2007 2006	246,445 233,538 230,000	— — —	49,043 50,507 42,067	23,733 9,987 —	41,019 78,506 51,866		82,736 42,302 54,092	24,881 26,905 25,643	467,857 441,745 403,668

Albert H. Kramer, Senior Vice President, Operations	2008 2007 2006	208,616 203,077 200,000	— — —	32,273 34,093 25,653	21,442 9,987 —	34,456 68,266 45,101		101,764 81,737 77,950	23,987 25,326 22,584	422,538 422,486 371,288

Stuart L. Kirkwood, Vice President of Engineering Operations	2008 2007 2006	166,692 163,601 160,923	— 7,500 —	14,301 13,840 9,620	9,616 4,280 —	21,363 56,466 28,958	(7)	20,045 14,955 17,290	18,290 16,621 15,929	250,307 277,263 232,720

Leonard J. Beurer, Vice President of Regulatory(6)	2008 2007	152,961 148,808	— —	13,440 13,840	8,862 4,280	21,681 54,054	(7)	10,668 10,329	10,330 9,982	217,942 241,293

(1)	The Compensation Committee awarded Mr. Morozzi a bonus in recognition of his contributions to the organization in 2006. In 2007, a bonus was awarded to Mr. Kirkwood in recognition of his efforts in expanding co-location services and introducing wireless broadband technology within the Company.
(2)	The amounts shown in the “Stock Awards” and “Option Awards” columns reflect the compensation cost recognized by the Company for financial reporting purposes in 2008, 2007 and 2006 related to stock awards granted in the current and prior years, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments.” These amounts do not necessarily represent the value that will be realized by the NEOs. For a discussion of valuation assumptions, see Note 16 to the Company’s 2008 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
(3)	Non-equity incentive plan compensation is established pursuant to the Company’s STIP and is subject to performance targets set by the Compensation Committee of the Board of Directors. The STIP is discussed in further detail above in the heading “Incentive Pay.”
(4)	The amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect changes in the actuarial determined present value of the respective NEO’s benefits under the Company-sponsored defined benefit pension plan and may include amounts the NEO is not currently entitled to receive because such amounts are not vested. There were no nonqualified deferred compensation earnings. The Company does not have any nonqualified deferred compensation plans for any of the NEOs (with the exception of a SERP for Corporate Officers) and therefore is not accruing any nonqualified deferred compensation. See the “Non-Qualified Deferred Compensation” section below for further discussion on the SERP.
(5)	The amounts shown in the “All Other Compensation” column are for the following items in the years 2008, 2007 and 2006, respectively:
a.	James W. Morozzi: $11,845, $10,568 and $11,780 for personal use of a company automobile; $9,200, $9,000 and $8,800 for the 401(k) company match; $450, $300 and $300 for term life insurance;

$13,808, $13,463 and $12,033 for dividend equivalents credited on the LTIP performance restricted share grants.
b.	Thomas E. Morell: $8,034, $6,537 and $6,739 for personal use of a company automobile, $9,200, $9,000 and $8,800 for the 401(k) company match; $0, $3,367 and $3,367 for long-term care insurance; $450, $450 and $450 for term life insurance; $7,197, $7,551 and $6,287 for dividend equivalents credited on the LTIP performance restricted share grants.
c.	Albert H. Kramer: $9,165, $10,271 and $8,910 for personal use of a company automobile; $9,200, $9,000 and $8,800 for the 401(k) company match; $690, $690 and $690 for term life insurance; $4,932, $5,365 and $4,184 for dividend equivalents credited on the LTIP performance restricted share grants.
d.	Stuart L. Kirkwood: $6,600, $6,346 and $6,600 for vehicle allowance; $8,266, $7,447 and $7,070 for the 401(k) company match, $1,290, $690 and $690 for term life insurance; $2,134, $2,138 and $1,569 for dividend equivalents credited on the LTIP performance restricted share grants.
e.	Leonard J. Beurer: $7,621 and $7,154 for the 401(k) company match, $690 and $690 for term life insurance; $2,019 and $2,138 for dividend equivalents credited on the LTIP performance restricted share grants.
(6)	Leonard J. Beurer first became an NEO in 2007; therefore, no compensation information is provided for 2006.
(7)	In 2007, Mr. Kirkwood and Mr. Beurer each earned a $16,500 one-time payment for work performed on a special project.

2008 Grants of Plan-Based Awards

The following table summarizes information with respect to grants of plan-based awards to the NEOs during the year ended December 31, 2008:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Award: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James W. Morozzi, President and Chief Executive Officer	01/24/08	27,500	110,000	178,750	—	12,200	—	—	12,500	11.48	183,556
Thomas E. Morell, Senior Vice President, Chief Financial Officer, Secretary and Treasurer	01/24/08	20,000	75,000	112,500	—	3,925	—	—	11,850	11.48	86,297
Albert H. Kramer, Senior Vice President, Operations	01/24/08	16,800	63,000	94,500	—	3,270	—	—	9,875	11.48	71,905
Stuart L. Kirkwood, Vice President of Engineering Operations	01/24/08	10,050	33,500	50,250	—	1,525	—	—	4,600	11.48	33,515
Leonard J. Beurer, Vice President of Regulatory	01/24/08	9,240	30,800	46,200	—	1,300	—	—	3,950	11.48	28,670

(1)	The amounts shown in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns represent the range of possible cash payouts of annual incentive awards for 2008 under the STIP. Actual payouts for 2008 are included in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.
(2)	The amounts shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the number of performance restricted shares awarded in 2008 that may be earned in future years under the LTIP, subject to performance targets set by the Compensation Committee of the Board of Directors. The grants of restricted shares made in 2008 have a performance condition based on achieving $15.0 million of net income for any fiscal year in the period beginning January 1, 2008 and ending December 31, 2010, and a three-year cliff vesting period ending December 31, 2010. During the performance periods, each performance restricted share is eligible to receive dividends, which are reinvested in additional performance restricted shares. The target level of net income was not achieved in 2008. The LTIP is discussed in further detail above under the heading “Incentive Pay.”
(3)	The option awards do not have a performance condition and vest over a three-year period with one third of the options vesting at the end of each year during the three-year period that begins on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information with respect to outstanding equity awards at December 31, 2008 for the NEOs:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
James W. Morozzi, President and Chief Executive Officer	10,000 6,667 —	— 13,333 12,500	— — —	9.92 12.51 11.48	03/16/15 01/03/17 01/23/18	6,570 — —	44,019 — —	12,905 — —	86,464 — —

Thomas E. Morell, Senior Vice President, Chief Financial Officer, Secretary and Treasurer	2,333 —	4,667 11,850	— —	12.51 11.48	01/03/17 01/23/18	2,190 —	14,673 —	4,152 —	27,818 —

Albert H. Kramer, Senior Vice President, Operations	15,906 19,208 25,000 2,333 —	— — — 4,667 9,875	— — — — —	10.53 8.24 14.50 12.51 11.48	06/01/09 06/01/10 05/24/12 01/03/17 01/23/18	2,190 — — — —	14,673 — — — —	3,459 — — — —	23,175 — — — —

Stuart L. Kirkwood, Vice President of Engineering Operations	90,436 10,604 17,000 10,604 1,000 —	— — — — 2,000 4,600	— — — — — —	8.24 12.97 14.50 8.99 12.51 11.48	06/01/10 06/01/11 05/24/12 12/26/12 01/03/17 01/23/18	1,095 — — — — —	7,337 — — — — —	1,613 — — — — —	10,807 — — — — —

Leonard J. Beurer, Vice President of Regulatory	1,000 —	2,000 3,950	— —	12.51 11.48	01/03/17 1/23/18	1,095 —	7,337 —	1,375 —	9,213 —

(1)	These stock options were granted ten years prior to the respective stock option expiration date.

Option Exercises and Stock Vested

The following table summarizes information with respect to option exercises and stock vested in the year ending December 31, 2008 for the NEOs:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
James W. Morozzi, President and Chief Executive Officer	—	—	9,148	68,244

Thomas E. Morell, Senior Vice President, Chief Financial Officer, Secretary and Treasurer	—	—	8,575	63,984

Albert H. Kramer, Senior Vice President, Operations	—	—	4,574	34,122

Stuart L. Kirkwood, Vice President of Engineering Operations	—	—	1,715	12,794

Leonard J. Beurer, Vice President of Regulatory	—	—	1,715	12,794

(1)	Shares acquired on vesting include dividend equivalents.

Pension Benefits Table

The following table summarizes information with respect to defined benefit pension plans and related benefits at December 31, 2008 for the NEOs:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James W. Morozzi, President and Chief Executive Officer	Defined Benefit Pension Plan	3.8	32,906	—

Thomas E. Morell, Senior Vice President, Chief Financial Officer, Secretary and Treasurer	Defined Benefit Pension Plan	24.3	679,404	—

Albert H. Kramer, Senior Vice President, Operations	Defined Benefit Pension Plan	24.8	849,257	—

Stuart L. Kirkwood, Vice President of Engineering Operations	Defined Benefit Pension Plan	8.6	124,549	—

Leonard J. Beurer, Vice President of Regulatory	Defined Benefit Pension Plan	4.4	42,697	—

Pension Plan

The Company’s pension plan is a noncontributory defined benefit plan computed on an actuarial basis covering all eligible employees, hired before July 1, 2007. The plan provides benefits based on specific retirement factors, years of service and the employee’s compensation under the retirement plan (“Plan Compensation”) at retirement. Compensation included in the pension plan base consisted of base salary, commission and short-term incentive pay through March 31, 2007. Effective April 1, 2007, the definition of Plan Compensation under the Retirement Plan was amended to include only base salary and, for a select group of participants, a limited amount of commissions.

On August 3, 2006, the Company approved a reduction in the future benefit accruals for certain employees, including the NEOs, under the D&E Communications, Inc. Employees’ Retirement Plan. Following a comprehensive evaluation of the plan, the Company decided to maintain a single formula for service after October 1, 2006. Under this formula, all eligible participants of the Retirement Plan will receive 1.1% of their final average compensation for each year of service rendered on or after October 1, 2006.

On January 29, 2009, the Company approved an amendment to its non-union pension plan, which will discontinue future benefit accruals to all active participants effective January 1, 2010. Following this amendment to the non-union plan, each of the NEOs will continue to have accrued benefits reflecting their service credit and eligible wages through December 31, 2009. Beginning January 1, 2010, no future benefits will accrue and the only changes to the present value of the accumulated benefit reported for each NEO will be as a result of changes to the present value assumptions used in the calculations.

Accrued benefits are vested after five years of service. Normal retirement age is 65, but certain grandfathered employees who attain the age of 55 and whose age plus years of service equal 80 or more (“Rule of 80”) may retire without any actuarial reduction of their benefit. The pension benefits shown for Mr. Morell, Mr. Kramer and Mr. Kirkwood, reflect this provision in the plan and their eligibility for unreduced early retirement benefits before age 65. For all other eligible employees who retire before age 65 and after age 55 with at least 10 years of service, their benefit is reduced for commencement prior to age 65 by 6% for each of the first five years and 4% for each of the next five years they begin receiving their benefit prior to their 65th birthday. For example, a 57-year-old with 10 years of service could receive an early retirement benefit equal to 58% of his or her accrued benefit. Benefit amounts for certain grandfathered employees are not subject to Social Security integration. For a discussion of the pension valuation assumptions, see Note 17 to the Company’s 2008 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Non-Qualified Deferred Compensation

The Company offers a SERP to its Corporate Officers. The SERP benefit is an annual amount payable to the Corporate Officer as a life annuity and vests only if the Corporate Officer’s employment is terminated by the Company without Cause or by the Corporate Officer for Good Reason or without Good Reason following a Change of Control. The amount of the annual retirement benefit of each Corporate Officer under the SERP is equal to the annual benefit in the form of a life annuity that the Corporate Officer would have accrued under the D&E Communications, Inc. Employees Retirement Plan (“Pension Plan”) if the Corporate Officer remained employed by the Company through the end of his current employment term less the life annuity accrued under the Pension Plan at the time of his termination. Since the SERP benefit is payable to the Corporate Officer contingent upon the Corporate Officer’s termination without Cause, for Good Reason or without Good Reason following a Change of Control, all of which are uncertain events, there is no accumulated benefit accrued under the SERP. See “Potential Payments Upon Termination or a Change of Control” below for a description of Cause and Good Reason and for the amount of SERP benefit the Company would be required to pay each Corporate Officer upon certain termination events. No other forms of non tax-qualified plans are provided to NEOs.

During 2008 the Company finalized an analysis of its compensation plans, agreements and programs for compliance with the final regulations assumed under Internal Revenue Code Section 409A (“Section 409A”). Section 409A regulates arrangements that defer compensation by creating a right to payments of compensation that could be payable in a calendar year subsequent to the year in which the compensation right was created. If Section 409A applies to the arrangement, it has to specify the time and form of the payment of deferred compensation and once specified the time and form cannot be subsequently changed except in narrow circumstances. Non-compliance with Section 409A results in treatment of past and current income, that is intended to be deferred, as currently taxable to the recipient and the imposition of a 20% additional excise tax on the amount of the deferred income. Interest is also charged to the recipient at the federal underpayment rate.

As a result of its review, the Company identified a number of arrangements that were not in compliance with Section 409A and amended them so that they are now in compliance. The amended and restated agreements, plans and arrangements are identical in all material respects to the existing agreements, plans and arrangements other than the changes necessary to comply with Section 409A. Included in the arrangements that were not in compliance were the Corporate Officer Employment Agreements and the Non-Corporate Officer NEO Non-Compete Agreements which are discussed in their respective sections below.

Potential Payments Upon Termination Or A Change of Control

We have entered into employment agreements with each of the Corporate Officers that may require us to make payments to these individuals in the event of the termination of their employment following a change of control, termination without Cause, or if the individual leaves for Good Reason. In addition, we have entered into Non-Compete Agreements with each of the non-Corporate Officer NEOs that may require us to make payments to these individuals in the event of the termination of their employment following a change of control. Many of our benefit plans provide the NEOs with certain rights or the right to receive payments in the event of the termination of their employment.

Change of Control

It is our belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change of control benefits should eliminate, or at least reduce, any reluctance of senior management to pursue potential change of control transactions that may be in the best interests of shareholders. The salary multiple of the change of control benefits and use of both single and double trigger change of control benefits were determined after considering market data and competitive norms provided by Mosteller & Associates, Towers Perrin, Compensation Resources, Inc. and legal advisors. In addition, the difference in salary multiples between NEOs was selected based on internal equities and demands of the job as well as the anticipated ability of the specific NEO to find a similar position following a change of control. Relative to the overall value of the Company, the Compensation Committee believes these potential change of control benefits are reasonable. The cash components of any change of control benefits are to be paid in a lump-sum and are based upon a multiple of base salary as follows:

Multiple
	Single Trigger	Double Trigger
President and Chief Executive Officer	1.0 times	2.99 times
Senior Vice President, Chief Financial Officer, Secretary and Treasurer	1.0 times	2.0 times
Senior Vice President, Operations	N/A	1.5 times
Vice President of Engineering Operations	N/A	1.0 times
Vice President of Regulatory	N/A	1.0 times

In the event of a change of control, we also immediately vest all equity compensation as provided in the applicable plans. In addition, terminated Corporate Officers would be entitled to receive any benefits that they otherwise would have been entitled to receive under our STIP and SERP, although the STIP benefits are not increased or accelerated. Non-Corporate Officer NEOs would generally be entitled to receive any benefits that they would have been entitled to receive under the STIP, the payment of which is accelerated to their termination date. We believe that these levels of benefits are consistent with the general practice among our peers.

Because of the so-called “parachute payment” excise tax imposed by Internal Revenue Code Section 4999 and the related disallowance of deductions for excess parachute payments imposed by Internal Revenue Code Section 280G (“280G”), we currently cap change of control benefits so that no federal excise taxes will be imposed and deductions are preserved. We use both “single trigger” and “double trigger” change of control benefits, as explained below.

For purposes of these benefits, a change of control is deemed to occur, in general, if:

•	A shareholder or group of shareholders acquires 50% or more of the Company’s common stock;

•	There is a transfer within a period of twelve months of 75% or more of D&E’s tangible assets and of 40% or more of its total assets to an entity not controlled by D&E;

•

In any one year period, a majority of the directors in office at the beginning of the period are not nominated for reelection to the board of directors by at least 2/3 of the directors who were in office at the beginning of such period; or

•	There is a voluntary dissolution of D&E accompanied by a disposition or transfer of 100% of D&E’s assets.

Cause

The definition of “Cause” is the same for all Corporate Officer employment agreements. “Cause” is deemed to exist where the individual:

•	Fails to substantially perform his duties after notice and an opportunity to cure;

•	Is dishonest or grossly negligent in performing his or her duties;

•	Uses alcohol which interferes with his performance or uses illegal drugs;

•	Materially violates the Company’s Code of Ethics;

•	Breaches his fiduciary duty to the Company involving personal profit;

•	Engages in misconduct, which is injurious to the Company, or moral turpitude;

•	Violates a law, rule or regulation which jeopardizes the Company’s business;

•	Otherwise violates the employment agreement after notice and an opportunity to cure; or

•	Commits workplace violence or harassment.

Good Reason

“Good Reason” generally will exist:

•	Where an employee’s position, authority, duties or base salary has been decreased;

•	If the Company fails to provide the contractual compensation and benefits to the executive;

•	If the Company requires the executive to be based more than 75 miles from his current base;

•	If the Company requires the executive to violate legal requirements or the Company’s Code of Ethics;

•	Upon failure of any D&E successor to honor the employment agreement; or

•	Upon reduction in salary.

Severance Benefits

NEOs have specific severance arrangements as provided in their agreements as described below. We believe that employers should provide reasonable severance benefits to employees. D&E’s severance arrangements are intended to give an executive a sense of financial security when they make the commitment to dedicate their professional career to the success of our Company.

Corporate Officer Employment Agreements

The Compensation Committee believes that it is appropriate for the Corporate Officers to have written agreements of employment that set forth each Corporate Officer’s duties and responsibilities to the Company as well as the Company’s duties and responsibilities to the Corporate Officer. The Committee believes such agreements should contain reasonable severance benefits, which protect Corporate Officers’ employment from being terminated unless the Corporate Officer has failed to appropriately perform his duties, or engaged in acts which may harm the Company. By providing protection from arbitrary termination of employment, the Committee believes the Corporate Officers have more freedom to be creative in providing solutions to problems, be critical of Company performance and make appropriate decisions in the best interest of the Company.

Prior to 2007, only James W. Morozzi, President and Chief Executive Officer, had entered into an employment agreement with the Company. On January 4, 2007, the Company and Mr. Morozzi entered into an amendment to Mr. Morozzi’s existing employment agreement. In addition, the Company entered into an employment agreement with each of the other Corporate Officers of the Company. On December 17, 2008, the Company amended the employment agreement of each Corporate Officer for the limited purpose of complying with certain restrictions that are now applicable under Section 409A of the Internal Revenue Code. In particular, these Section 409A amendments (i) modified the definition of what constitutes a “change of control” to mirror the definition summarized above in the section headed “Change of Control,” (ii) added a definition of “short term deferral period,” and (iii) require that all payments under the employment agreement be made no later than the end of the short term deferral period. The material terms of each of the foregoing agreements is described below.

James W. Morozzi

Mr. Morozzi’s employment agreement provides for a two-year evergreen term. If Mr. Morozzi’s employment is terminated without Cause or he leaves for Good Reason, the Company must pay him the greater of (a) his full salary from the date of termination through the last day of the then current term; or (b) an amount equal to one year’s salary at his then current salary. In addition, the Company must pay Mr. Morozzi: (i) a supplemental annual retirement benefit; (ii) the amount that would have been due to Mr. Morozzi under any STIP in effect at the time; (iii) a lump sum of $17,000 as reimbursement for certain expenses; and (iv) the fees and costs charged by a nationally recognized outplacement firm, not to exceed a period of twelve (12) months after termination and the amount of $12,500. If Mr. Morozzi’s employment is terminated by his death, the Company will pay Mr. Morozzi’s beneficiaries his full salary through the date of termination and for an additional three months, plus any accrued paid time off and any benefits that have vested or are then otherwise owed to him, through the date of termination. Mr. Morozzi’s agreement also provides that, during the term of his employment, he will be nominated and recommended for election to the board of directors.

Mr. Morozzi’s agreement also contains a “double trigger” change of control benefit under which Mr. Morozzi will receive 2.99 times his salary as well as a supplemental annual retirement benefit, a lump sum of $17,000 as reimbursement for certain expenses and any STIP payment that would otherwise have been earned by him, if, within the twelve months immediately following the effective date of a change of control, he is terminated without Cause or leaves for Good Reason. In addition, Mr. Morozzi has agreed not to compete with the Company during the term of his employment and for a period of two years after his employment terminates; provided, however, that if his employment is terminated without Cause or for Good Reason, the restricted period is the same as the period during which he is entitled to salary continuation payments. For a period of two years after termination of his employment, Mr. Morozzi has also agreed not to solicit the Company’s employees or customers.

The 2007 amendment to Mr. Morozzi’s agreement added a “single trigger” change of control provision which permits him, within 90 days following the effective date of a change of control, to terminate his employment without Good Reason and, contingent upon his providing at least nine months of transition service to the Company following the change of control, Mr. Morozzi shall be entitled to receive a lump sum equal to his annual salary on the date six months subsequent to the date of termination. The 2008 amendment to Mr. Morozzi’s agreement deleted this six month delay provision. Mr. Morozzi will forfeit his change of control payment if his employment is terminated before the end of the nine month transition period by the Company for Cause or by Mr. Morozzi without Good Reason. In addition, if he receives the change of control payment described above, Mr. Morozzi will also receive (i) a supplemental annual retirement benefit and (ii) payment of the amount that would have been due him under any STIP in effect at the time.

Thomas E. Morell

Mr. Morell’s employment agreement provides for a two-year term, which is extended for an additional one-year term on each anniversary date of the agreement. If Mr. Morell’s employment is terminated without Cause or he leaves for Good Reason, the Company must pay him the greater of (a) his full salary from the date of termination through the last day of the then current term; or (b) an amount equal to one year’s salary at his then current salary. In addition, the Company must pay Mr. Morell: (i) a supplemental annual retirement benefit;

(ii) the amount that would have been due to Mr. Morell under any STIP in effect at the time; and (iii) the fees and costs charged by a nationally recognized outplacement firm, not to exceed a period of twelve (12) months after termination and the amount of $12,500. If Mr. Morell’s employment is terminated by his death, the Company will pay Mr. Morell’s beneficiaries his full salary through the date of termination and for an additional four weeks, plus any accrued paid time off and any benefits that have vested or are then otherwise owed to him, through the date of termination.

Mr. Morell’s agreement contains a “double trigger” change of control benefit under which Mr. Morell will receive two times his salary as well as a supplemental annual retirement benefit and any STIP payment that would otherwise have been earned by him, if, within the twelve months immediately following the effective date of a change of control, he is terminated without Cause or leaves for Good Reason. It also contains a “single trigger” change of control benefit equal to one times his salary if, within 90 days following the effective date of a change of control, he elects to terminate his employment without Good Reason. The terms of this “single trigger” change of control benefit are identical to those of Mr. Morozzi, described above. In addition, Mr. Morell has agreed not to compete with the Company during the term of his employment and for a period of one year after his employment terminates; provided that, if his employment is terminated without Cause or for Good Reason, the restricted period is the same as the period during which he is entitled to salary continuation payments. For a period of two years after termination of his employment, Mr. Morell has also agreed not to solicit the Company’s employees or customers.

Albert H. Kramer

Mr. Kramer’s employment agreement provides for a two-year term, which is extended for an additional one-year term on the second anniversary of the agreement and on each anniversary of the agreement thereafter. If Mr. Kramer’s employment is terminated without Cause or if he leaves for Good Reason, the Company must pay him the greater of (a) his full salary from the date of termination through the last day of the then current term; or (b) an amount equal to one year’s salary at his then current salary. In addition, the Company must pay Mr. Kramer: (i) a supplemental annual retirement benefit; (ii) the amount that would have been due to Mr. Kramer under any STIP in effect at the time; and (iii) the fees and costs charged by a nationally recognized outplacement firm, not to exceed a period of twelve months after termination and the amount of $12,500. If Mr. Kramer’s employment is terminated by his death, the Company will pay Mr. Kramer’s beneficiaries his full salary through the date of termination and for an additional four weeks, plus any accrued paid time off and any benefits that have vested or are then otherwise owed to him, through the date of termination.

Mr. Kramer’s agreement also provides for change of control benefits. It contains a “double trigger” change of control benefit under which Mr. Kramer will receive one and one-half times his salary as well as a supplemental annual retirement benefit and any STIP payment that would otherwise have been earned, if, within the twelve months immediately following the effective date of a change of control, he is terminated without Cause or leaves for Good Reason. In addition, Mr. Kramer has agreed not to compete with the Company during the term of his employment and for a period of one year after his employment terminates; provided that, if his employment is terminated without Cause or for Good Reason, the restricted period is the same as the period during which he is entitled to salary continuation payments. For a period of two years after termination of his employment, Mr. Kramer has also agreed not to solicit the Company’s employees or customers.

Non-Corporate Officer NEO Non-Compete Agreements

The Company has entered into Non-Compete Agreements (the “Non-Compete Agreements”), with Messrs. Kirkwood and Beurer. The Non-Compete Agreements are in the same form as agreements with a number of other non-NEO employees of the Company. On December 17, 2008, the Company amended the Non-Compete Agreements with Messrs. Kirkwood and Beurer for the limited purpose of complying with certain restrictions that are now applicable under Section 409A of the Internal Revenue Code. The following sets forth the material elements of the Non-Compete Agreements:

•	Employment at will;

•

In the case of a Change of Control accompanied by a termination of employment without Cause by the Company or a termination of employment by the Non-Corporate Officer NEO for specified reasons, the payment of a severance benefit equal to one times his annual base salary, the payment of an annual incentive award for which he would otherwise be eligible and Company-paid outplacement services;

•	A non-competition covenant with a one-year duration and a 75-mile geographic scope;

•	A one-year non-solicitation covenant as to the Company’s employees or customers.

Potential Payments Upon Termination of Employment Tables

Corporate Officers

The table below reflects the amount of compensation the Company would be required to pay to each of its Corporate Officers upon termination of such individual’s employment for various specified reasons. The amounts shown are estimates of the amounts, which would be paid out to the executive upon their termination, based on their current employment agreements, and are calculated, in accordance with SEC regulations, using the compensation of each Corporate Officer and the Company’s stock price as of December 31, 2008. See the “Corporate Officer Employment Agreements” section above for a more detailed discussion of the terms and conditions of the employment agreements of the Corporate Officers. In all cases, the actual amounts to be paid out can only be determined at the time of such Corporate Officer’s actual separation from the Company. The projected year-end 2008 payment amounts under the “Change of Control” table below are not, in any case, in excess of the maximum that can be paid without creating an excess parachute payment within the meaning of 280G.

	Cash Severance Payment $	SERP(1) $	Miscellaneous Expense Reimbursement $	Outplacement Reimbursement $	Equity Awards(2) $	Cash Incentive Plan $	Total Termination Benefits $
James W. Morozzi
Change of Control Double Trigger	822,250	5,273	17,000	—	111,484	—	956,007
Change of Control Single Trigger	275,000	5,273	—	—	111,484	—	391,757
Death	68,750	—	—	—	86,988	—	155,738
Disability	—	—	—	—	86,988	—	86,988
Voluntary Termination	—	—	—	—	—	—	—
Termination Without Cause/For Good Reason	550,000	5,273	17,000	12,500	—	—	584,773

Thomas E. Morell
Change of Control Double Trigger	500,000	4,337	—	—	35,927	—	540,264
Change of Control Single Trigger	250,000	4,337	—	—	35,927	—	290,264
Death	19,231	—	—	—	28,328	—	47,559
Disability	—	—	—	—	28,328	—	28,328
Voluntary Termination	—	—	—	—	—	—	—
Termination Without Cause/For Good Reason	253,846	4,337	—	12,500	—	—	270,683

Albert H. Kramer
Change of Control Double Trigger	315,000	—	—	—	30,216	—	345,216
Death	16,154	—	—	—	25,232	—	41,386
Disability	—	—	—	—	25,232	—	25,232
Voluntary Termination	—	—	—	—	—	—	—
Termination Without Cause/For Good Reason	210,000	—	—	12,500	—	—	222,500

(1)	SERP figures shown represent an annual benefit payable at age 65 as a single life annuity, assuming a 6.25% discount rate. Following the freeze of benefit accruals under the Company’s non-union pension plan effective January 1, 2010, the SERP values above will be $0.
(2)	For purposes of determining the net present value of accelerated equity awards, a discount rate of 6.0% has been used. Under a Change of Control, all equity awards will vest under the provisions of the LTIP, irrespective of their continuing employment status. The option exercise price was greater than the Company’s stock price as of December 31, 2008 and as a result no value is recorded.

Non-Corporate Officer NEOs

The table below reflects the amount of compensation the Company would be required to pay to each of its non-Corporate Officer NEOs upon termination of such individual’s employment in connection with a change of control, or due to death or disability. The amounts shown are estimates of the amounts, which would be paid out to the NEO upon his termination, based on his current non-compete agreement and the LTIP, which governs equity awards and are calculated, in accordance with SEC regulations, using the compensation of each non-Corporate Officer NEO and the Company’s stock price as of December 31, 2008. See the “Non-Corporate Officer NEO Non-Compete Agreements” section above for a more detailed discussion of the terms and conditions of the non-compete agreements of the non-Corporate Officer NEOs. In all cases, the actual amounts to be paid can only be determined at the time of such non-Corporate Officer NEO’s actual separation from the Company.

	Cash Severance Payment $	SERP $	Miscellaneous Expense Reimbursement $	Outplacement Reimbursement $	Equity Awards(1) $	Cash Incentive Plan(2) $	Total Termination Benefits $
Stuart L. Kirkwood
Change of Control	167,500	—	—	—	14,149	397	182,046
Death	—	—	—	—	12,094	—	12,094
Disability	—	—	—	—	12,094	—	12,094

Leonard J. Beurer
Change of Control	154,000	—	—	—	12,188	294	166,482
Death	—	—	—	—	11,033	—	11,033
Disability	—	—	—	—	11,033	—	11,033

(1)	For purposes of determining the net present value of accelerated equity awards, a discount rate of 6.0% has been used. Under a Change of Control, all equity awards will vest under the provisions of the LTIP, irrespective of their continuing employment status. The option exercise price was greater than the Company’s stock price as of December 31, 2008 and as a result no value is recorded.
(2)	For purposes of determining the net present value of accelerated cash incentive payments, a discount rate of 6.0% has been used.

Director Compensation

The following table summarizes the total compensation of the non-employee directors who served on the Company’s Board of Directors in 2008. Employee directors receive no additional compensation for serving on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John Amos	29,000	—	—	—	—	—		29,000
Paul W. Brubaker	38,500	—	—	—	—	—		38,500
Frank M. Coughlin	23,750	10,000	—	—	—	—		33,750
Hugh G. Courtney	20,700	24,102	—	—	—	—		44,802
Ronald E. Frisbie	39,250	—	—	—	—	—		39,250
John C. Long	34,000	10,000	—	—	—	—		44,000
G. William Ruhl	16,050	10,000	—	—	—	50,000	(2)	76,050
Steven B. Silverman	18,250	10,000	—	—	—	—		28,250
W. Garth Sprecher	26,050	—	—	—	—	—		26,050
D. Mark Thomas	13,450	10,000	—	—	—	—		23,450
Richard G. Weidner	24,000	10,000	—	—	—	—		34,000

(1)	The amounts shown in the “Stock Awards” column reflect the compensation cost recognized by the Company for financial reporting purposes in 2008 related to fully vested stock awards granted in the current period, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments.” For a discussion of valuation assumptions, see Note 16 to the Company’s 2008 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	Mr. Ruhl has a consulting agreement with the Company for an annual fee of $50,000 for a period of five (5) years, commencing as of January 1, 2006, to render consulting and executive management services relating to all aspects of the Company’s business. If the Company terminates the agreement without Cause during the five (5) year period, the fees due for the balance of the five (5) years shall be immediately payable to Mr. Ruhl.

Compensation of Directors

Each non-employee director of the Company earned a retainer of $20,000, plus $1,000 for each Audit Committee meeting, $750 for each Compensation Committee meeting, Nominating and Governance Committee meeting and Strategic Planning Review Committee meeting, and $600 for each Executive Committee meeting of the Board that he attended in 2008. The chairman of the Audit Committee received additional compensation of $7,000, the chairman of the Compensation Committee and the Nominating and Governance Committee each received $4,000, and the chairman of the Strategic Planning Review Committee and Executive Committee each received $2,000 for their services as committee chairmen. The Board secretary receives an additional $2,000 for his services. The Board chairman, who also presides over meetings attended only by the independent directors, is paid an additional $18,000. For directors whose tenure on the Board began prior to January 2, 2001, one half of the $20,000 retainer, at their option, can be paid in shares of D&E common stock or cash. The remaining amount of the retainer was paid in equal quarterly cash payments. Directors elected to the board since January 2, 2001 must receive half of their retainer in shares of D&E common stock with the remainder of the retainer paid in equal quarterly cash payments. Employee directors do not receive compensation for Board or committee service.

On May 29, 2008, the 2001 Stock Compensation Plan and Policy for Non-Employee Directors was amended and restated to (i) allow non-employee directors to elect to receive shares of the Company’s common stock with a value equal to all or any fraction of any fees received as directors (ii) provide for elections to be made in a manner that complies with the Rule 10b5-1 under the Securities Exchange Act of 1934 and (iii) make certain other amendments.

On January 3, 2008, the Board adopted Corporate Governance Guidelines, which include the Company’s expectations regarding a director’s ownership of Company common stock. In the guidelines, the Board suggests that each director, within three years of becoming a director or the adoption of those guidelines, whichever is later, should own D&E common stock in an amount that is at least equal to three years of annual Board equity retainer fees.

On December 4, 2008, the Nominating and Governance Committee completed a review and evaluation of director compensation. As a result of its evaluation, no changes were made to director compensation.

SECURITY OWNERSHIP

Security Ownership of Management

As of March 2, 2009, there were 14,437,851 shares of the Company’s common stock outstanding. The table below sets forth the beneficial ownership of the common stock held, as of March 2, 2009, by (i) the directors, (ii) the nominees for director, (iii) the NEOs and (iv) all directors, nominees and NEOs as a group.

Name of Beneficial Owner	Nature and Amount of Beneficial Ownership		Percent of Class
John Amos	105,359	(4)	*
Leonard J. Beurer	6,281	(10)	*
Paul W. Brubaker	10,000	(5)	*
Frank M. Coughlin	7,315		*
Hugh G. Courtney	5,806		*
Ronald E. Frisbie	227,756	(6,9)	1.44%
Stuart L. Kirkwood	11,500	(10)	*
Albert H. Kramer	38,526	(2,10)	*
John C. Long	16,640	(3)	*
Thomas E. Morell	44,074	(1,2,3,10)	*
James W. Morozzi	40,873	(3)	*
G. William Ruhl	44,190		*
Steven B. Silverman	10,591	(3)	*
W. Garth Sprecher	255,284	(3,7)	1.77%
D. Mark Thomas	7,541	(8)	*
Richard G. Weidner	5,884		*
All Directors, Nominees and NEOs as a group	699,506	(1,2,3,4,5,6,7,8,9,10)	4.84%

*	Less than 1 percent.
1.	Includes shares, reported as units, held in the Company’s 401(k) Plan as follows: 2,272 for Mr. Morell. All fractional shares are rounded to the nearest whole share.
2.	Includes shares held in the Company’s Employee Stock Purchase Plan as follows: 2,592 for Mr. Kramer, 2,421 for Mr. Morell, and 5,013 for all directors, nominees and NEOs as a group.
3.	Includes shares held in the Company’s Dividend Reinvestment Plan as follows: 1,339 for Mr. Long, 14,132 for Mr. Morell, 30,873 for Mr. Morozzi, 2,027 for Mr. Silverman, 5,824 for Mr. Sprecher and 54,195 for all directors, nominees and NEOs as a group.
4.	Includes shares held in the John Amos Living Trust, of which Mr. Amos is trustee. Also includes 42,209 owned by the Mary P. Amos Living Trust, of which Mr. Amos’ wife is trustee, and to which Mr. Amos disclaims beneficial ownership.
5.	Includes 2,125 shares owned by Mr. Brubaker’s wife, with respect to which Mr. Brubaker disclaims beneficial ownership.
6.	Includes 20,400 shares owned by Mr. Frisbie’s wife, with respect to which Mr. Frisbie disclaims beneficial ownership.
7.	Includes 138,114 shares in the Emily Brossman Sprecher GST Trust U/RDT of which Mr. Sprecher is a co-trustee.
8.	Includes 300 shares held as custodian for Emily Thomas and 600 shares held as custodian for David Thomas.
9.	Includes 138,114 shares in the Emily Brossman Sprecher GST Trust U/RDT of which Mr. Frisbie is a co-trustee and 36,898 shares in the Irrevocable Deed of Trust established on July 25, 1988 by Anne B. Sweigart of which Mr. Frisbie is sole trustee
10.	Includes performance restricted shares awarded under the 2008 LTIP which can be voted but have not been earned and are not vested as follows: 2,853 for Mr. Beurer, 2,853 for Mr. Kirkwood, 7,133 for Mr. Kramer, 7,133 for Mr. Morell, and 19,972 for all directors, nominees and NEOs as a group.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of December 31, 2008, the holdings of each person who is known by the Company to beneficially own more than 5% of the Common Stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,224,636	8.47%

Dalton, Greiner, Hartman, Maher & Co 565 Fifth Avenue Suite 2101 New York, NY 10017	806,135	5.57%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and Corporate Officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC and Nasdaq. Directors, Corporate Officers, and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms or written representations from certain reporting persons that no Form 5’s were required for those persons, the Company believes that during 2008 all filing requirements under Section 16(a) applicable to its directors and Corporate Officers were met.

BOARD COMMITTEE REPORTS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

THE COMPENSATION COMMITTEE

Frank M. Coughlin (Chairman)

John Amos

Steven B. Silverman

Richard G. Weidner

Audit Committee Report

The Board of Directors has adopted a written charter setting forth the responsibilities and duties of the Audit Committee. The Audit Committee’s primary responsibilities and duties are to represent and assist the Board with the oversight of:

1.	the integrity of the Company’s financial statements and internal controls;

2.	the Company’s compliance with legal and regulatory requirements;

3.	the independent auditor’s qualifications and independence; and

4.	the performance of the Company’s internal audit function and the independent auditors.

The Audit Committee met twelve (12) times during 2008 to carry out its responsibilities. The Committee meets together with management and its independent auditors at least quarterly and separately with each of them as needed to review and discuss the adequacy of D&E’s internal controls and the objectivity of its financial reporting. The Committee also recommends to the D&E Board of Directors the appointment of the independent auditors and reviews periodically their performance and independence from management. The directors who serve on the Committee have all been determined to be “independent” for purposes of the current Nasdaq listing standards relating to audit committees.

Management is responsible for the preparation, presentation and integrity of D&E’s financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)), establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2008, management updated the documentation and performed the testing and evaluation of D&E’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditors at several Audit Committee meetings during the year. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of D&E’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in D&E’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in D&E’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

As part of its oversight of D&E’s financial statements, the Committee reviewed and discussed D&E’s audited financial statements contained in the 2008 Annual Report on Form 10-K with D&E management and PricewaterhouseCoopers LLP, D&E’s independent auditors. Management has represented to the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that they reviewed significant accounting issues. The Audit Committee received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP the firm’s independence. These items relate to that firm’s independence from D&E. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the D&E Communications, Inc. Board of Directors that D&E’s audited financial statements be included in D&E’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

THE AUDIT COMMITTEE

John C. Long (Chairman)

Paul W. Brubaker

Ronald E. Frisbie

Richard G. Weidner

Nominating and Corporate Governance Committee Report

The Company has established a Nominating and Governance Committee of the Board to oversee the Company’s corporate governance and make recommendations on all matters relating to the Board’s organization, practices and procedures. Among its functions, the Committee reviews and recommends proposed changes to the Articles of Incorporation and By-Laws, reviews shareholder proposals, recommends Board size, composition and committee structure, reviews and recommends nominees for election or re-election to the Board and assignment to Committees, applies the standards for director independence under Nasdaq listing standards and all applicable laws, maintains guidelines for directors’ duties and obligations and develops and recommends to the Board of Directors a set of corporate governance principles applicable to the Company.

Additionally, the Committee oversees the evaluation of the Board and Committees, establishes a director compensation program with the advice of an outside consultant, maintains a new director orientation program, maintains a director skill set matrix in connection with its nomination and recommendation functions, coordinates Board and Committee self-evaluations and establishes the annual Board and Committee meeting calendars.

The Company is a Nasdaq listed company and follows the Nasdaq listing standards in determining director, Board and committee independence. In addition to the listing standards, the Committee evaluates any relationships that each director, or his or her immediate family members and related interests, has with the Corporation and its subsidiaries as part of its review of compliance with the Nasdaq listing standards mentioned above. At its February 2009 meeting, the Committee concluded and reported to the Board of Directors that ten of the Company’s twelve directors, including Ronald E. Frisbie, who is scheduled to retire from the Board when his current term expires in April 2009, are independent as defined in the applicable Nasdaq listing standards, including that each director has no conflicts of interest that would interfere with his or her individual exercise of independent judgment. In addition, members of the Audit Committee of the Board of Directors meet the more stringent requirements for independence under the Nasdaq listing standards for service on the Audit Committee and that Messrs. Long and Weidner qualify as financial experts. Based on that review, the Board of Directors has affirmatively determined, as of February 26, 2009, upon the recommendation of the Committee, that every director, other than Messrs. Morozzi and Sprecher, is independent under these standards.

THE NOMINATING AND GOVERNANCE COMMITTEE

Paul W. Brubaker (Chairman)

Frank M. Coughlin

Ronald E. Frisbie

John C. Long

Steven B. Silverman

PROPOSAL 2:

RATIFICATION OF INDEPENDENT AUDITORS

The Board, upon recommendation of its Audit Committee, recommends PricewaterhouseCoopers LLP (“PwC”), as auditors of the Company’s financial statements for the fiscal year ending December 31, 2009. PwC was the Company’s independent auditors in 2008. The recommendation is being submitted to the shareholders for ratification, which requires the affirmative vote of a majority of the votes cast by shareholders at the meeting. A representative of PwC is expected to be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Although not required by law, the Company maintains a policy of submitting the ratification of the appointment of its independent auditors to a vote of the shareholders. In the event that sufficient shareholders do not ratify the appointment of PwC as the Company’s independent auditors for 2009, the Company may reassess such appointment and/or appoint another firm.

Audit Fees

The aggregate fees charged by PwC for the audit of the Company’s 2008 and 2007 annual financial statements and the review of the Company’s quarterly financial statements included in the Company’s quarterly reports on Form 10-Q were $650,000 for 2008 and $799,000 for 2007.

Audit-Related Fees

The aggregate fees charged by PwC for other audit-related fees including other special report reviews during 2008 and 2007 were $0 and $30,000, respectively.

Tax Fees

The aggregate fees charged by PwC for tax filing preparation, tax advice and tax planning services for 2008 and 2007 fiscal years were:

	2008	2007
Tax fees – preparation and compliance	$0	$48,000
Tax advice and tax planning	64,000	110,000

	$64,000	$158,000

All Other Fees

There were no fees billed for all other services rendered by PwC during fiscal years 2007 and 2008, other than the services referred to above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee of the Company approved all non-audit services provided by PwC. The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC. Specifically, the committee has pre-approved the use of PwC for United States federal and state tax consulting services. In each case, the committee has also set a specific annual limit on the amount of such services which the Company would obtain from PwC, and has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement over $25,000.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR 2009.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify BNY Mellon Investor Services by calling 888-778-1323 or by using their MLink service via their website at www.bnymellon.com/shareowner.

2010 SHAREHOLDER PROPOSALS

Proposals of shareholders intended for inclusion in the Company’s proxy statement relating to the 2010 Annual Meeting must be received at the Company’s principal executive offices, 124 East Main Street, Ephrata, PA 17522 (please address to the attention of Thomas E. Morell, Senior Vice President, Chief Financial Officer, Secretary and Treasurer), no later than November 28, 2009. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Written notice of shareholder proposals relating to the 2010 Annual Meeting, other than those intended for inclusion in the Company’s proxy statement, must also be received at the Company’s principal executive offices no later than November 28, 2009.

OTHER MATTERS

The Board is not aware that any matter other than those listed in the Notice of 2009 Annual Meeting of Shareholders is to be presented for action at the Annual Meeting. If any matter not listed in the Notice should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the proxy in respect thereof in accordance with the best judgment of the person or persons acting as proxies.

UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THOMAS E. MORELL, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER, D&E COMMUNICATIONS, INC., 124 EAST MAIN STREET, EPHRATA, PA 17522, A COPY OF THE COMPANY’S 2008 ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 WILL BE PROVIDED WITHOUT CHARGE. COPIES ARE ALSO AVAILABLE WITHOUT CHARGE ON THE D&E COMMUNICATIONS, INC. WEBSITE AT WWW.DECOMMUNICATIONS.COM.

March 26, 2009

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” NUMBERS 1 AND 2.

Please mark your votes as indicated in this example	☒

	FOR all nominees (except as noted)	WITHHOLD AUTHORITY (all nominees)	*EXCEPTIONS
						FOR	AGAINST	ABSTAIN
1. ELECTION OF CLASS B DIRECTORS Nominees: 01 Frank M. Coughlin 02 James W. Morozzi 03 D. Mark Thomas	☐	☐	☐	2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for 2009.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 FOLD AND DETACH HERE 

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

D&E Communications, Inc.	INTERNET http://www.proxyvoting.com/decc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
MAIL Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

  Important notice regarding the Internet availability of   proxy materials for the Annual Meeting of shareholders

  The Proxy Statement and the 2008 Annual Report to   Shareholders are available at:

  http://bnymellon.mobular.net/bnymellon/decc

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

D&E COMMUNICATIONS, INC.

The undersigned hereby appoints James W. Morozzi and Thomas E. Morell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of D&E Communications, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 23, 2009 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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